Exhibit 99.2

PDS Biotech Announces 100% Clinical Response in Cervical Cancer Patients in Preliminary Data from IMMUNOCERV Phase 2 Clinical Trial

In the trial studying the combination of PDS0101 with standard-of-care chemoradiotherapy:
•	100% (9/9) showed clinical response (>60% tumor shrinkage at mid-point evaluation)
•	89% (8/9) had no evidence of disease (complete response) on day 170

Data Presented at Society for Immunotherapy of Cancer (SITC 2022)

FLORHAM PARK, N.J., November 14, 2022 (GLOBE NEWSWIRE) -- PDS Biotechnology Corporation (Nasdaq: PDSB), a clinical-stage immunotherapy company developing a growing pipeline of targeted immunotherapies for cancer and infectious disease, today announced that updated clinical data from the ongoing IMMUNOCERV Phase 2 clinical trial was presented during a poster session on November 11 at the 37th Annual Meeting for the Society for Immunotherapy of Cancer (SITC 2022).  These data expand upon results detailed in the abstract submitted to SITC 2022 that was released to the public on November 7.

The enhanced data was presented in the poster titled, “IMMUNOCERV, an Ongoing Phase II Trial Combining PDS0101, an HPV-Specific T Cell Immunotherapy, with Chemotherapy and Radiation for Treatment of Locally Advanced Cervical Cancers,” which highlights key findings from The University of Texas MD Anderson Cancer Center-led IMMUNOCERV Phase 2 clinical trial (NCT04580771). The study is investigating PDS0101 in combination with standard-of-care chemoradiotherapy (CRT) for the potential treatment of cervical cancer in patients with large tumors over 5 cm in size and/or cancer that has spread to the lymph nodes (lymph node metastasis). New data from the study presented at SITC 2022 include:
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9 of the 17 patients have now completed a day 170 post-treatment Positron Emission Tomography, Computed Tomography (PET CT) scan to assess the status of their cancer. This includes 78% (7/9) of treated patients with advanced cervical cancer (FIGO stage III or IV).

•	100% (9/9) of patients treated with the combination of PDS0101 and CRT had a clinical response with tumor shrinkage >60% at mid-point evaluation by MRI.
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89% (8/9) of patients treated with the combination of PDS0101 and CRT demonstrated a complete response (CR) on day 170 by PET CT. One patient who received 3 of the 5 scheduled doses of PDS0101 showed signs of residual disease.  One patient who had a CR died from an event unrelated to either their underlying disease or treatment.

•	1-year disease-free survival and 1-year overall survival of 89% (8/9) in patients treated with the combination of PDS0101 and CRT.
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As previously reported, data confirm PDS0101 treatment activates HPV16-specific CD8+ T cells. This increase was not seen in patients who did not receive PDS0101.  The increase in HPV16-specific T cells generated by the treatment is positively correlated with tumor cell death, suggesting cytotoxic CD8+ T cells are important mediators of antigen-specific immunity.

•	The data affirm that PDS0101 activates Type 1 interferon pathway in humans, mimicking the mechanism previously demonstrated in preclinical studies in animal models.
•	Toxicity of PDS0101 remains limited to low-grade local injection site reactions.

“The updated data from the ongoing IMMUNOCERV Phase 2 clinical trial presented during SITC 2022 add to the encouraging results observed thus far and suggest that the combination of PDS0101 and CRT may hold promise as a potential first-line treatment for advanced, localized cervical cancer,” said Dr. Frank Bedu-Addo, CEO of PDS Biotech. “Importantly, 100% of patients responded to treatment with the combination of PDS0101 and CRT. We believe this study also provides further confirmation that PDS0101 induces the right type, quality, and potency of killer T cells in humans that may translate to effective treatment of cervical cancer. We look forward to the continued advancement of the IMMUNOCERV Phase 2 clinical trial and the opportunity to report updated data during 2023.”

In addition, a second poster titled “Immune Correlates Associated with Clinical Benefit in Patients with Checkpoint Refractory HPV-Associated Malignancies Treated with Triple Combination Immunotherapy,” was presented at SITC 2022 and reported data from the Phase 2 triple combination trial being led by the Center for Cancer Research at the National Cancer Institute (NCI), part of the National Institutes of Health. The study is investigating PDS0101 in combination with two investigational immune-modulating agents: M9241, a tumor-targeting IL-12 (immunocytokine), and bintrafusp alfa, a bifunctional checkpoint inhibitor (PD-L1/ TGF-β). The triple combination is being studied in checkpoint inhibitor (CPI)-naïve and -refractory patients with advanced HPV-positive anal, cervical, head and neck, vaginal, and vulvar cancers who have failed prior therapy. For most patients who are CPI refractory, there is no effective therapy. The immune correlates before and after treatment in the CPI refractory patient population were studied. Highlights from the study presented at SITC 2022 included:

•	A more than two-fold increase in HPV16-specific T cells in the blood of 79% (11/14 tested) of the evaluated patients.
•	Increases on day 15 in several monitored immune correlates, such as granzyme B and interferon-gamma (IFN-γ), were associated with a clinical response.
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Immune responses were associated with increases in natural killer cells, soluble granzyme B (associated with active killer T cells), IFN-γ, tumor necrosis factor-alpha (TNF-α), etc., two weeks after the first treatment cycle thus signaling a pro-inflammatory response.

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These immunogenicity findings highlight the potential role of the combination in altering immune suppressive forces, and support previously announced results documenting promising clinical outcomes in the CPI-refractory population receiving the triple combination.

About PDS Biotechnology
PDS Biotech is a clinical-stage immunotherapy company developing a growing pipeline of targeted cancer and infectious disease immunotherapies based on our proprietary Versamune® and Infectimune™ T cell-activating technology platforms. We believe our targeted Versamune® based candidates have the potential to overcome the limitations of current immunotherapy by inducing large quantities of high-quality, potent polyfunctional tumor-specific CD4+ helper and CD8+ killer T cells. To date, our lead Versamune® clinical candidate, PDS0101, has demonstrated the potential to reduce tumors and stabilize disease in combination with approved and investigational therapeutics in patients with a broad range of HPV-expressing cancers in multiple Phase 2 clinical trials. Our Infectimune™ based vaccines have also demonstrated the potential to induce not only robust and durable neutralizing antibody responses, but also powerful T cell responses, including long-lasting memory T cell responses in pre-clinical studies to date. To learn more, please visit www.pdsbiotech.com or follow us on Twitter at @PDSBiotech.

About PDS0101
PDS Biotech’s lead candidate, PDS0101, combines the utility of the Versamune® platform with targeted antigens in HPV-expressing cancers. In partnership with Merck & Co., PDS Biotech is evaluating a combination of PDS0101 and KEYTRUDA® in a Phase 2 study in first-line treatment of recurrent or metastatic head and neck cancer, and also in second-line treatment of recurrent or metastatic head and neck cancer in patients who have failed prior checkpoint inhibitor therapy. A National Cancer Institute-supported Phase 2 clinical study of PDS0101 in a triple combination therapy is also being conducted in checkpoint inhibitor refractory patients with multiple advanced HPV-associated cancers. A third Phase 2 clinical trial in first-line treatment of locally advanced cervical cancer is being led by The University of Texas MD Anderson Cancer Center. A final Phase 2 clinical trial of PDS0101 monotherapy in first-line treatment of newly diagnosed patients HPV16+ head and neck cancer patients is being conducted at the Mayo Clinic.

KEYTRUDA® is a registered trademark of Merck Sharp and Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

Forward Looking Statements
This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “forecast,” “guidance”, “outlook” and other similar expressions among others. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the Company’s dependence on additional financing to fund its operations and complete the development and commercialization of its product candidates, and the risks that raising such additional capital may restrict the Company’s operations or require the Company to relinquish rights to the Company’s technologies or product candidates; the Company’s limited operating history in the Company’s current line of business, which makes it difficult to evaluate the Company’s prospects, the Company’s business plan or the likelihood of the Company’s successful implementation of such business plan; the timing for the Company or its partners to initiate the planned clinical trials for PDS0101, PDS0203 and other Versamune® and Infectimune™ based product candidates; the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS0101, PDS0203 and other Versamune® and Infectimune™ based product candidates and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the success, timing and cost of the Company’s ongoing clinical trials and anticipated clinical trials for the Company’s current product candidates, including statements regarding the timing of initiation, pace of enrollment and completion of the trials (including the Company’s ability to fully fund its disclosed clinical trials, which assumes no material changes to our currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim or preliminary results (including, without limitation, any preclinical results or data), which are not necessarily indicative of the final results of the Company’s ongoing clinical trials; any Company statements about its understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical results from its clinical development programs and any collaboration studies; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control, including unforeseen circumstances or other disruptions to normal business operations arising from or related to COVID-19. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s annual and periodic reports filed with the SEC. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Versamune® is a registered trademark and Infectimune™ is a trademark of PDS Biotechnology.

Investor Contacts:
Deanne Randolph
PDS Biotech
Phone: +1 (908) 517-3613
Email: drandolph@pdsbiotech.com

Rich Cockrell
CG Capital
Phone: +1 (404) 736-3838
Email: pdsb@cg.capital

Media Contact:
Bill Borden/Dave Schemelia
Tiberend Strategic Advisors, Inc.
Phone: +1 (732) 910-1620/+1 (609) 468-9325
Email: bborden@tiberend.com /dschemelia@tiberend.com